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                                                                      EXHIBIT 99
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[TELXON LOGO]
                                                                    NEWS RELEASE

                  TELXON TO DELAY EARNINGS RELEASE; ANTICIPATES
                SIGNIFICANT FY99 Q4 NET LOSS AND REPORTS PROGRESS
                     IN IMPLEMENTATION OF NEW STRATEGIC PLAN

         AKRON, OHIO, June 16, 1999 - - Telxon Corporation (Nasdaq-NNM: TLXN), a world leader in delivering quality, innovative solutions for mobile information systems, announced today that it will delay the release of its financial results for its fiscal 1999 fourth quarter ended March 31, 1999. The company intends to release its Q4 earnings as soon as the results can be finalized. Woody M. McGee, Telxon's newly appointed vice president and CFO, said, "Our year-end closing process has been complicated with sorting out the effects of the company's previously announced restatements, requiring additional time to close our fiscal fourth quarter."

           For the fiscal fourth quarter ended March 31, 1999, the company expects to report a significant net loss based on revenues in the mid $70 million range. The net loss for the fourth quarter will include adjustments related to the company's program to "end-of-life" and discontinue certain of its products.

           In addition, based on a year-end review by its outside auditors, management has determined that a further restatement to the company's previously released results for its second fiscal quarter ended September 30, 1998 is necessary. For the second fiscal quarter, the company expects to report revenues of about $104 million, compared to previously announced restated revenues of $111 million. The adjustment to revenues reflects a change in the treatment of a transaction previously recorded as a sale to an operating lease, due to the company's guarantee of customer payments to the third-party lessor. As a result, the company expects to report a net loss for the second quarter of $.34 per share (diluted), as compared to a previously announced restated net loss of $.25 per share (diluted).

 TELXON CORPORATION/3330 West Market Street/P.O. Box 5582/Akron, Ohio 44334-0582
                  800.800.8001/Fax 330.664.2058/www.telxon.com


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         John W. Paxton, Telxon's chairman and CEO, said, "Since joining Telxon nearly three months ago, my focus has been on returning the company to a healthy state. I have recently completed the formation of the company's executive management team, including Ken Cassady as president and COO, Woody McGee as CFO and Dave Biggs as chief technology officer. Together, we will implement our operating plan to stabilize the company and position it to take advantage of the growth opportunities within the mobile information systems industry. We expect to go live soon with our new Oracle-based ERP system, which is designed to be Y2K compliant and will add the necessary systems support to the organization as we implement our newly initiated material requirements planning and design-to-cost processes."

           "I am pleased to report, based on a number of recent customer wins, approximately a quarter of which sales are to new customers, that we are on track to hit our FY 2000 fiscal Q1 internal revenue targets. We expect to report Q1 revenues in the mid $90 million range. I am also pleased to report, that we have received approval from a financial institution which would replace the company's existing credit line with a $75 million senior credit facility, and an `intent to invest' from an investment firm which would provide $50 million of additional funding", Paxton continued. "Subject to our satisfaction of their closing conditions, the combination of these financing transactions will provide us with the wherewithal to pursue our stabilization and growth strategy. In addition, we expect to receive approximately $20 million from the previously reported anticipated Aironet IPO."

           As a sign of further progress by Telxon's new management team, the company announced today that it has agreed in principle with Symbol Technologies to drop recent lawsuits the two companies have filed against each other. Pursuant to the understanding, documentation of which has not been finalized, Telxon will drop the lawsuit it initiated on February 1, 1999 in exchange for which Symbol will drop its counterclaim filed on February 22, 1999.

         Telxon Corporation is a leading global designer and manufacturer of wireless and mobile information systems for vertical markets. The company integrates

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advanced mobile computing and wireless data communication technology with a wide array of peripherals, application-specific software and global customer services for its customers in more than 60 countries. Telxon's website address is www.telxon.com.

         Other than the historical financial information reported above, this news release constitutes forward-looking statements that are inherently subject to risks and uncertainties which could cause Telxon's actual or restated results or other future events pertaining to the company to differ materially from the forward-looking statements. The important factors affecting the realization of those results or the occurrence of those events include, without limitation, the ability of the company's executive management to successfully implement its strategic plan to stabilize and grow the company, including the necessary infrastructure and processes, the company's ability to timely replace its credit facility and obtain additional financing on acceptable terms and in adequate amounts, the continued adequacy of the company's internal and external sources of working capital in the interim, and finalization of the financial statements for the referenced periods, as well as general and industry-specific economic conditions, competitive pressures, the level of customer demand for the company's products and rapid technological change. Reference should be made to the discussion of these and other factors affecting Telxon's business and results as included from time to time in the company's filings with the Securities and Exchange Commission.

                                      # # #

For more information:
Alex L. Csiszar
Vice President, Investor and Public Relations
Telxon Corporation
(330) 664-2961